EXHIBIT 10.25

$100,000	February 3, 2004

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned DIASYS CORPORATION, a Delaware corporation ("Maker"), promises to pay to the order of MORRIS SILVERMAN ("Payee") or any subsequent assignee or holder hereof (Payee or any subsequent assignee or holder hereof sometimes being hereinafter referred to as "Holder"), at the office of the Maker at 81 West Main Street, Waterbury, Connecticut 06702, or at such other place as Holder may designate from time to time in writing, the principal sum of One Hundred Thousand Dollars ($100,000), together with: (i) interest on the unpaid principal balance of this Note, from the date hereof until said balance shall have been paid in full, at the rate of three percent (3%) per annum; (ii) all costs and expenses, including reasonable attorneys' fees, incurred in collecting or attempting to collect the indebtedness evidenced by this Note or in any litigation or controversy arising from or connected with this Note; and (iii) all taxes or duties assessed upon the indebtedness evidenced by this Note. All amounts owing under this Note shall be payable in legal tender of the United States of America.

The principal amount hereof will be payable on demand on or after ninety (90) days following the date hereof.

Interest shall accrue and be payable at maturity.

Any payment under this Note which is stated to be due on a day other than a "Business Day" (a day on which banks are legally required to be open for business in Waterbury, Connecticut) shall be made on the next succeeding Business Day, and any such extension of time shall be included in the computation of the amount of interest to be paid.

This Note may be prepaid at any time, in whole or in part, without prepayment penalty or premium.

The following shall constitute Events of Default hereunder (i) in the event Maker shall fail to pay any installment of principal or interest within ten (10) days following the due date hereof, (ii) in the event of the dissolution, termination of existence, insolvency (failure to pay its debts as they mature or where the fair market value of its assets is not in excess of its liabilities), business failure, appointment of a receiver, trustee, custodian or similar fiduciary, assignment for the benefit of creditors or the commencement of any proceedings under any bankruptcy laws by or against the Maker and the continuation of such proceeding for more than sixty (60) days, or the making by the Maker of any offer of settlement, extension or composition to their respective unsecured creditors generally;

Upon the occurrence of any Event of Default, the indebtedness evidenced by this Note shall, at the option of and without notice or demand by the Holder, become at once due and payable. Maker shall then pay the Holder, in addition to any and all other sums and charges due, the entire principal of and interest accrued on this Note.

Any failure by the Holder to exercise any right under this, or any delay in such exercise, shall not constitute a waiver of the right to exercise such right at a later time so long as such Event of Default shall remain uncured, and shall not constitute a waiver of the right to exercise such right if any other Event of Default shall occur. The acceptance by Holder of payment of any sum payable under this Note after the due date of such payment shall not be a waiver of Holder's right to require prompt payment when due of all other sums payable under this Note.

If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected: prejudiced or disturbed thereby.

This Note may not be modified or terminated orally, but only by a written instrument signed by the party against whom enforcement of any such modification or termination is sought. Time is and shall be of the essence in the performance of all obligations under this Note. This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.

As used in this Note, words of any gender shall be deemed to apply equally to any other gender, the plural shall include the singular and the singular shall include the plural (as the context shall require), and the word "person" shall refer to individuals, entities, authorities and other natural and juridical persons of every type.

MAKER HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION AND, TO THE EXTENT ALLOWED UNDER CONNECTICUT GENERAL STATUTE SECTION 52-278(a) TO 52-278(n), INCLUSIVE, OR ANY OTHER APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH OWNER OR ITS SUCCESSORS MAY DESIRE TO USE.

Maker hereby waives demand, presentment, protest, and notice of dishonor.

DIAYSYS CORPORATION

By: S/ GREGORY WITCHEL
Gregory Witchel, Chief Executive Officer